Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated October 23, 2015, effective as of October 1, 2015, between BST Distribution, Inc., a New York corporation (“BST”), We Sell Cellular, LLC, a Delaware limited liability company (“We Sell”), (BST and We Sell, together, the “Company”) and Brian Tepfer (the “Executive”). The Executive acknowledges that while We Sell primarily carries on the business operated by the Company, BST conducts certain business for the Company. Accordingly, references to needing the consent of the Manager of We Sell apply for any business conducted by the Company.

WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s products, information concerning proposed new products, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), and other Confidential Information, as defined in Section 8(a), which necessarily will be communicated to the Executive by reason of his employment by the Company; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key, relationships with vendors, and Customers, as defined below, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1.           Representations and Warranties. The Executive hereby represents and warrants to the Company that he (i) is not subject to any written non-solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company), (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

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2.           Term of Employment.

(a)          Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period of commencing as of the date of this Agreement until December 31, 2018 (the “Term”). The Term will be automatically extended for additional one-year periods unless either party gives notice to the other, at least sixty (60) days prior to the then current expiration date, of that party’s intention not to renew this Agreement.

(b)          Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.

3.           Duties.

(a)          General Duties. The Executive shall serve as the Chief Executive Officer of the Company, with duties and responsibilities that are customary for such executives. The Executive shall also perform services for such subsidiaries of the Company as may be necessary and for its Parent (as defined below) as may be agreed by the Parent and the Executive. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Executive has used his best efforts hereunder, the Executive’s and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company’s earnings or other results of the Executive’s performance, except as specifically provided to the contrary by this Agreement.

(b)          Devotion of Time. Subject to the last sentence of this Section 3(b), the Executive shall devote all of his time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other person, business, or organization, without the prior consent of the manager of the Company (the “Manager”). Notwithstanding the above, the Executive shall be permitted (i) to devote a limited amount of his time, without compensation, to professional, community, charitable or similar organizations, (ii) to devote such time as he deems necessary or advisable to the litigation with Samsung Electronics America, Inc. f/k/a Samsung Telecommunications America, LLC (including any related actions and any appeals) (the “Samsung Litigation”), it being acknowledged that the Company’s rights in the Samsung Litigation have been assigned to the Executive and the other former owner of the Company (collectively, the “Prior Owners”), and (iii) to own up to fifty percent (50%) of TLT Innovations LLC (“TLT”) and spend a limited amount of time overseeing the TLT business and his investment in TLT as long as such activities do not adversely affect the performance of his obligations to the Company.

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(c)          Location of Office. The Executive’s principal business office shall be at the Company’s West Babylon, New York offices. However, the Executive’s job responsibilities shall include all business travel necessary to the performance of his job.

(d)          Adherence to Inside Information Policies. The Executive acknowledges that the Company’s parent, uSell.com, Inc. (the “Parent”) is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive shall promptly execute any agreements generally distributed by the Parent to its employees requiring such employees to abide by its inside information policies.

4.           Compensation and Expenses.

(a)          Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $500,000 (the “Base Salary”) payable in accordance with the Company’s normal payroll practices. Payment of Base Salary may be made by either BST or We Sell but all computations of EBITDA shall be on a combined basis. The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) shall be based upon the net income (loss) of the Company determined in accordance with United States Generally Accepted Accounting Principles, consistently applied, beginning on the date of this Agreement (the “Inception Date”) and measured against the EBITDA targets (each, an “EBITDA Target”) and EBITDA thresholds (each, an “EBITDA Threshold”) set forth on Schedule 4(a)(1)(A) hereto. Schedule 4(a)(1)(B) applies only for the Bonus calculations through June 30, 2016 as described in Section 4(b) below. If the Company’s EBITDA for any of the six-month periods beginning January 1, 2016 (each, a “Measuring Period”), is below the EBITDA Threshold for such Measuring Period, the Base Salary shall be reduced for the current Measuring Period until the first day of the next Measuring Period to the “Adjusted Base Salary” determined using the formulas attached as Schedules 4(a)(2) and 4(a)(3), provided, however, the Base Salary shall not be reduced below $360,000 annually or $30,000 per month. Any Adjusted Base Salary shall be effective retroactively to the inception of the current Measuring Period and remain in effect for the six-month period ending on the last day of the current Measuring Period. For purposes of this Section 4(a) and Section 4(b) below, the Company shall calculate EBITDA as of the end of each Measuring Period and shall deliver such EBITDA calculation to the Executive within forty five (45) days after the end of the Measuring Period. The Adjusted Base Salary will be revised after the six month Measuring Period ending December 31, 2016 and thereafter after each six month Measuring Period. The Company and the Executive understand that the future EBITDA Target for the three months ending December 31, 2018 has not been forecasted. Accordingly, they shall negotiate the EBITDA Target for such period and Schedule 4(a)(1)(A) shall be modified. In the event of any disagreement, the Board of Directors of the Parent shall determine the EBITDA Target for such period.

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(b)          Bonus. If the Company’s EBITDA for a Measuring Period equals the EBITDA Target for such Measuring Period, the Executive shall receive a bonus (the “Bonus”) in the amount of $250,000 (the “Bonus Target”), except for the three-month Bonus Measuring Period ending June 30, 2016, for which the Bonus Target will be $125,000. Schedule 4(a)(1)(A) reflects the Bonus calculations for all periods beginning July 1, 2016 and Schedule 4(a)(1)(B) reflects the Bonus calculations for the initial periods from October 1, 2015 through March 31, 2016 and April 1, 2016 through June 30, 2016. If the Company’s EBITDA for a Measuring Period exceeds the EBITDA Target for such Measuring Period, the Executive shall receive a Bonus which exceeds the Bonus Target by the proportion by which the actual EBITDA exceeds the EBITDA Target. By way of example, if actual EBITDA for a Measuring Period is 120% of the EBITDA Target, the Bonus will be 120% of the Bonus Target, or $300,000. If the Company’s EBITDA for a Measuring Period is less than the EBITDA Target for such Measuring Period but is between 100% and 150% of the EBITDA Threshold for such Measuring Period, the Executive shall receive a Bonus determined using the formula in Schedule 4(b)(1). To the extent that the actual EBITDA for a Measuring Period is less that the EBITDA Target but more than 150% of the EBITDA Threshold, the Executive shall receive an additional Bonus calculated as reflected on Schedule 4(b)(2). Any Bonuses under Sections 4(b) and 4(c) will be paid to the Executive by the Company within five (5) days after the Company’s delivery of the applicable EBITDA calculation, but in any event within forty five (45) days after the end of the applicable Measuring Period ending on March 31 or June 30, and ninety (90) days after the end of a Measuring Period ending on December 31st.

(c)          Audited EBITDA; Review by Executive. As of each December 31st during the Term beginning with December 31 2016, the Company shall have its registered independent public accounting firm audit its EBITDA for the 12 month period then ended (the “Audited EBITDA”). The Audited EBITDA shall be used to recalculate the Adjusted Base Salary and Bonus. If the recalculated Adjusted Base Salary is higher and/or the recalculated Bonus is greater than the original calculation, respectively, the Company hereby agrees to pay the difference to the Executive within 10 business days after such recalculation. Further, if the recalculated Adjusted Base Salary is lower and/or the recalculated Bonus is lower than the original calculation, respectively, the Executive hereby agrees to pay the difference to the Company within 10 business days. The Company will permit the Executive and his representatives to review the books and records and other relevant data of the Company specifically relating to the calculation of EBITDA, the Adjusted Base Salary and the Bonus.

(d)          Expenses. In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices. Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers. Without limiting the generality of the foregoing, the Company will reimburse or advance to the Executive (i) the cost of leasing up to one automobile (not to exceed $1,000 per month) and related expenses (including gas, insurance and automobile maintenance and repairs) in a reasonable amount consistent with the Company’s practice prior to the date of this Agreement, (ii) a cell phone and cell phone voice and data plan, and (iii) home office FiOS or similar Internet service. Upon any termination of this Agreement, the Company shall reimburse the Executive for any expenses incurred prior to the effective date of termination in accordance with this Section 4. The Executive may continue to use his personal credit cards to purchase inventory to be titled in the name of the Company, and the Company will reimburse, indemnify, and hold the Executive harmless for all such purchases. All proceeds from the sale of such inventory shall be delivered to the Company.

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(e)          Failure to Pay Salary and Bonuses; Right to Cure. The Executive shall be an authorized signer on all banking and money market accounts of the Company and will have the ability and the duty to make any payments to himself. In the event that the Company lacks sufficient money to make any payments of salary and/or bonus, the Executive shall give notice to the Company, which shall have 30 days to cure the non-payment. Pending the 30 day cure period, the Executive shall have no rights to enforce this Agreement by filing an action in Court against the Company for non-payment. If the Company fails to cure the non-payment after the 30-day cure period has expired, the non-competition provisions set forth in Section 7 of this Agreement shall not be enforceable against the Executive, and the Executive may take any legal action to enforce this Agreement and may exercise any and all other rights available to him.

5.            Employee Benefit Programs; D&O Insurance.

(a)          The Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is maintained by the Company for its executives, including programs of life and medical insurance and reimbursement of membership fees in professional organizations. Without limiting the generality of the foregoing, the Company will pay or reimburse the Executive for health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) related to his employment prior to the date of this Agreement or for employee co-payments for health insurance, as the case may be. Upon any termination of this Agreement, the Executive will be entitled to any benefits accrued under any applicable benefit plans and programs of the Company.

(b)          The Company will provide and maintain, directly or through the Parent, a D&O liability insurance policy covering the Executive in his capacity as an officer, director and/or manager of the Parent and any of its affiliates (including the Company) until such time as actions against the Executive are no longer permitted by law but for at least six years after the termination of Executive’s service as officer, director or manager, with terms and conditions no less favorable (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the most favorable coverage then applying to any current or future senior level executive officer or director of the Parent, provided that such coverage is no less favorable than the D&O liability coverage in effect for the Parent’s officers and directors on the date hereof. The Company agrees to provide the Executive with evidence of such coverage upon his request.

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6.           Termination.

(a)          Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive. For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three  months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable). In the event of the death of the Executive, the Executive’s estate shall receive any unpaid, earned compensation and benefits due the Executive and this Agreement shall terminate. In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to the Executive or his estate: (i) any accrued but unpaid Base Salary for services rendered to the date of termination, (ii) any accrued but unpaid expenses required to be reimbursed under this Agreement, (iii) any earned but unpaid Bonus for any Measuring Period ended prior to the date of termination, and (iv) any earned but unpaid Bonus for the Measuring Period in which the death or disability occurs (to the extent it can be calculated). The Executive (or his estate) shall receive the payments provided herein at such times he would have received them if there was no death or disability. Additionally, if the Executive’s employment is terminated because of disability, any benefits to which the Executive may be entitled pursuant to Section 5(a) hereof shall continue to be paid or provided by the Company for one year following the date of termination.

(b)          Termination by the Company for Cause or by the Executive Without Good Reason. The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination. Such termination shall become effective upon the giving of such notice. Upon any such termination for Cause, or in the event the Executive terminates his employment with the Company without “Good Reason,” as defined below, or the Executive elects not to renew this Agreement under Section 2(a) upon the termination of the initial Term or any extension thereof, then the Executive shall have no right to compensation, or reimbursement of expenses under Section 4(d), or to participate in any Executive benefit programs under Section 5(a), except as may otherwise be provided for herein or by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of a felony involving (A) dishonesty or fraud relating to the business of the Company, the Parent or any of their affiliates, or (B) the embezzlement of funds or property of any person or entity, including the Company, the Parent or any of their affiliates; (ii) the Executive, in carrying out his duties hereunder, has been found in a civil action to have committed gross negligence or intentional misconduct resulting, in either case, in material harm to the Company; (iii) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission (the “SEC”); (iv) the Executive becomes subject to a cease and desist order or other order issued by the SEC after an opportunity for a hearing; (v) the Executive has been found in a civil action to have materially breached any provision of Section 7 and/or Section 8 and to have thereby caused material harm to the Company; or (vi) the Company has been required to restate any of its financial statements filed with the SEC as a result of the Executive’s gross negligence or willful misconduct.

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(c)          Termination by the Executive for Good Reason or by the Company without Cause. The Executive may terminate this Agreement for Good Reason (as defined below). In the event the Executive terminates this Agreement for Good Reason, the Company terminates the Executive’s employment without Cause or the Company elects not to renew this Agreement under Section 2(a) upon the termination of the initial Term or any extension thereof, the Executive shall be entitled to the following: (i) any accrued but unpaid Base Salary through the termination date, (ii) an amount equal to the Executive’s Base Salary for the remainder of the Term, but no less than twelve months’ Base Salary; (iii) any accrued but unpaid expenses required to be reimbursed under this Agreement; (iv) any earned but unpaid Bonus for any Measuring Period ended prior to the date of termination; and (v) any earned but unpaid Bonus for the Measuring Period in which termination occurs (to the extent it can be calculated). The term “Good Reason” shall mean: (i) a change in the Executive’s title or a diminution in the Executive’s authority, duties or responsibilities (unless the Executive has agreed to such change or diminution); (ii) any reduction in compensation or material reduction in benefits of the Executive (unless the Executive has agreed to such reduction or as otherwise provided in this Agreement); (iii) the relocation of the Company’s offices more than ten (10) miles from their current location in West Babylon, New York (unless the Executive has agreed to such relocation); or (iv) any other action or inaction that constitutes a material breach by the Company under this Agreement, it being understood that the Company’s failure to make any payments due under Section 4 is a material breach hereunder. Prior to the Executive terminating his employment with the Company for Good Reason, Executive must provide written notice to the Company, within 90 days following the initial existence of such condition, that such Good Reason exists, setting forth in detail the grounds the Executive believes constitute Good Reason. If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Executive’s employment shall be deemed terminated for Good Reason. The Executive shall receive the payments provided herein at such times he would have received them if there was no termination.

7.           Non-Competition Agreement.

(a)          Competition with the Company. Until termination of his employment and for a period of 12 months commencing on the date of termination (the “Restricted Period”), the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Section 7 also includes the Parent) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of employment or where the Company reasonably expected to engage in business within three months of the date of termination of employment. For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged as of the termination of the Executive’s employment or reasonably expected to engage in within three months of termination of employment (the “Prohibited Business”). The Executive shall not be deemed to have breached this Section 7(a) by (i) owning less than 5% of any class of securities of any entity which files reports with the SEC so long as the Executive does not engage in the operation, management or control of such entity, (ii) participating in the Samsung Litigation or (iii) owning less than 50% of TLT or participating in the business of TLT (which participation may be active and substantial after the termination of the Executive’s employment with the Company).

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(b)          Solicitation of Customers. During the Restricted Period, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer. For purposes of this Section 7(b), the term “Customer” means (i) any cellular or mobile phone company, (ii) any marketing company that offers consumers cellular or mobile phone service through an arrangement with a cellular or mobile company, or (iii) any retail business that sells cellular or mobile phones.

(c)          Solicitation of Employees. During the Restricted Period, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee of the Company or the Parent to terminate his or her employment with the Company or the Parent, or solicit for employment or recommend to any third party the solicitation for employment of any person who, at the time of such solicitation, is employed by the Company, the Parent or any of their respective subsidiaries and affiliates.

(d)          Early Termination of the Restricted Period. Notwithstanding the foregoing, if the Executive is terminated by the Company other than for Cause or resigns for Good Reason or if the Company elects not to renew this Agreement under Section 2(a) at the end of the initial Term or any extension thereof, the Restricted Period will end. In addition, the Restricted Period will end if the Parent fails to meet the conditions of Section 7.4(a) of the Stock Purchase Agreement, dated as of the date hereof, between the Parent, BST and the Prior Owners (the “SPA”) and the Prior Owners have not succeeded in selling a total of at least $6,000,000 of the Parent’s common stock under Section 7.4(b) of the SPA by the date 30 days following the earlier of (i) the filing of the Parent’s annual report with the SEC for the year ended December 31, 2016 and (ii) the SEC’s filing deadline for the filing of the Parent’s annual report with the SEC for the year ended December 31, 2016; provided, however, that the Company and the Parent shall have three (3) months to cure the failure of the Prior Owners to receive a total of $6,000,000 in gross proceeds.

(e)          No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7, and confirms he has received adequate consideration for such undertakings.

(f)          References. References to the Company in this Section 7 shall include the Company’s subsidiaries and affiliates.

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8.           Non-Disclosure of Confidential Information.

(a)          Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Products (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of the Company’s customers, vendors, and suppliers, databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and customer lists and other customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company and unless the Restricted Period has expired or ended early under Section 7(d), the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, Customers and former Customers and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of Customers and former Customers who are the persons with whom the Company’s executives, officers, employees, and agents communicate in the ordinary course of business. Confidential Information also includes, without limitation, Confidential Information received from the Parent and its subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public or to persons operating in the same industry as the Company through no act of the Executive in violation of this Agreement, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its Parent, subsidiaries or affiliates and who has not breached any duty of confidentiality to the Company or its Parent, subsidiaries or affiliates. As used herein, the term “Products” shall include all products offered for sale and marketed by the Company during the Term and any other products which the Company has taken concrete steps to offer for sale, but has not yet commenced marketing, during or prior to the Term. Products also include any products disclosed in the Parent’s latest Form 10-K and/or Form S-1 or S-3 (or successor form) filed with the SEC.

(b)          Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key, relationships with specific prospective or existing customers, vendors or suppliers; (iv) customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, Products, methods, operations and procedures.

(c)          Confidentiality. Following termination of employment, the Confidential Information shall be held by the Executive in confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its Parent and subsidiaries or affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its customers, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of the Manager of We Sell. The Executive’s obligations of confidentiality under this Section 8 will remain in effect for a period of three years after termination of the Executive’s employment.

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9.           Equitable Relief.

(a)          The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that if the Executive, without the prior express consent of the Manager of We Sell, takes any action in violation of Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below, to enjoin the Executive from breaching the provisions of Section 7 and/or Section 8. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

(b)          Any action must only be commenced in the state or federal courts located in New York County, New York. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10.          Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the Manager of We Sell, directly or indirectly:

(a)          participate as an individual in any way in the benefits of transactions with any of the Company’s suppliers, vendors, or customers, including, without limitation, having a financial interest in the Company’s suppliers, vendors, or customers, or making loans to, or receiving loans, from, the Company’s suppliers, vendors, or customers;

(b)          realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c)          accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, medical, technical, or managerial capacity by, a person or entity which does business with the Company.

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11.          Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Manager of We Sell and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design (including an improvement to any invention, idea, process, program, software, or design) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision.

12.          Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

13.          Severability.

(a)          The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)          If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

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14.          Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery (for next business day delivery) or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery (for next business day delivery)), as follows:

To the Company:	We Sell Cellular, LLC
171 Madison Avenue, 17th Floor
New York, New York 10016
Email: nik@usell.com
Attention: Nik Raman, Manager

With a Copy to:	Nason, Yeager, Gerson, White & Lioce, P.A.
1645 Palm Beach Lakes Blvd., Suite 1200
West Palm Beach, FL 33401
Email: mharris@nasonyeager.com
Attention: Michael D. Harris, Esq.

To the Executive:	Brian Tepfer
20 Nancy Street, Unit B
West Babylon, NY 11704
Email: btepfer@wesellcell.com

With a Copy to:	Law Offices of M.W. McCarthy
362 Pacific Street, Suite 2
Brooklyn, NY 11217
Email: maureen@mwmccarthylaw.com
Attention: Maureen W. McCarthy, Esq.

or to such other address, as either of them, by notice to the other may designate from time to time.

15.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or pdf signature.

16.          Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

17.          Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New York without regard to choice of law considerations.

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18.          Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

19.          Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

20.          Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

21.          Sarbanes-Oxley Act of 2002.

(a)          In the event the Executive or the Company is the subject of an investigation (whether criminal, civil, or administrative) involving possible violations of the United States federal securities laws by the Executive, the Manager of We Sell may, in his reasonable discretion based on the advice of counsel, direct the Company to withhold any and all Bonus or other incentive-based compensation payments to the Executive which would have otherwise been made pursuant to this Agreement or otherwise would have been paid or payable by the Company, which the Manager of We Sell believes, in his reasonable discretion based on the advice of counsel, may or could be considered to be clawed back under Rules passed by the SEC. The withholding of any such payment shall be until such time as the investigation is concluded without charges having been brought or until the successful conclusion of any legal proceedings brought in connection with such amounts. Except in the event of an admission of wrongdoing by the Executive or the final adjudication by a court or the SEC finding the Executive liable for or guilty of violating any of the federal securities laws or Rules, the Manager shall cause the Company to pay to the Executive such payments with interest thereon from the date accrued until the date of payment at the rate of 10% per annum. Notwithstanding the exclusion caused by the first clause of the prior sentence, the Executive shall receive such payments if provided for by a court or by the SEC.

(b)          In the event that the Company restates any financial statements which have been contained in reports or registration statements filed with the SEC, and the restatement of the prior financial statements is as the result of material noncompliance with any financial reporting requirement under the securities laws, the Executive hereby acknowledges that the Company shall recover from the Executive (i) incentive based compensation (including stock options) awarded during the three year period preceding the date on which the Company is required to prepare the restatement (ii) in excess of what would have been paid the Executive based on the restated results. Any rules passed by the SEC under Section 10D of the Securities Exchange Act of 1934 (added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) shall be incorporated in this Agreement to the extent applicable. The Executive agrees to reimburse the Company for any incentive compensation received in excess of what would have been paid the Executive based on the restated results and/or profits realized from the sale of the Company’s securities (including the cash received from exercise of any options or other awards of stock rights) during the 12-month period following the first public issuance or filing with the SEC of the report or registration statement (whichever comes first) containing the financial information required to be restated. Notwithstanding anything to the contrary contained in this Section 21, this Section 21 shall not impose any liability on the Executive beyond any liability that is imposed under any Rules of the SEC or statutes providing the basis for such Rules.

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(c)          Notwithstanding the last sentence of Section 21(b), if the Company’s common stock is listed on a national securities exchange and such exchange adopts rules requiring clawbacks beyond what Section 304 of the Sarbanes Oxley Act of 2002 requires, such rules shall be incorporated in this Agreement to the extent applicable and the Executive shall comply with such rules, including but not limited to executing any amendment to this Agreement required to incorporate such rules.

22.          Section 409A.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(b)          For purposes of this Section 22, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

(c)          To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

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(d)          To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e)          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f)          The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Signature Page To Follow

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

BST Distribution, Inc.

By:	/s/ Nikhil Raman
Nikhil Raman, Chairman

We Sell Cellular LLC

By:	/s/ Nikhil Raman
Nikhil Raman, Manager

Executive:

/s/ Brian Tepfer
Brian Tepfer

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Schedule 4(a)(1)(A)

Initial Base Period

See attached Spreadsheet

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2

Schedule 4(a)(1)(B)

Initial Bonus Period

See attached Spreadsheet

3

4

Schedule 4(a)(2)

Possible Base Salary Reduction

In calculating the base salary of the Executive for a six-month Measuring Period, the following formula shall be used, unless the result is greater than or equal to $250,000, in which case the base salary for such six-month Measuring Period will be $250,000:

$250,000 plus ($70,000 times (X divided by Y))

Where

X is the Actual EBITDA minus Threshold EBITDA

Y is the Threshold EBITDA

Or, expressed numerically:

$250,000 + ($70,000 x ((Actual EBITDA – Threshold EBITDA) / Threshold EBITDA))

By way of example, if the EBITDA Threshold for the previous Measuring Period is $1,000,000, and the actual EBITDA for the previous Measuring Period is $500,000, then the base salary is reduced as follows:

$250,000 + ($70,000 x (($500,000 - $1,000,000) / $1,000,000)), or

$250,000 + ($70,000 x (-0.5)), or $250,000 - $35,000, or $215,000

By way of a second example, if the EBITDA Threshold is $1,000,000, the actual EBITDA for the Measuring Period is $2,000,000, then the calculation results in:

$250,000 + ($70,000 x (($2,000,000 - $1,000,000) / $1,000,000)), or

$250,000 + ($70,000 x (1.0)), or $250,000 + $70,000, or $320,000

Because $320,000 is greater than $250,000, the base salary for the six-month Measuring Period remains at $250,000

The calculation of base salary for a Measuring Period will always be based on the EBITDA calculations for the previous (most recently ended) Measuring Period.

The Executive’s base salary for a six-month Measuring Period will never be reduced below $180,000 ($360,000 per annum or $30,000 per month).

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Schedule 4(a)(3)

Adjustments to Base Salary

If actual EBITDA for a six-month Measuring Period is less than Threshold EBITDA for that Measuring Period, an adjustment will be made to the Base Salary for the Executive effective for the next Measuring Period. Base Salary for the next six-month Measuring Period will be the lesser of $250,000 or

$250,000 plus ($70,000 times (X divided by Y))

Where

X is the Actual EBITDA minus Threshold EBITDA

Y is the Threshold EBITDA

Or, expressed numerically:

$250,000 + ($70,000 x ((Actual EBITDA – Threshold EBITDA) / Threshold EBITDA))

For purposes of this Schedule, “Base Salary Paid” means the Base Salary actually paid to the Executive during any six-month Measuring Period and “Base Salary Earned” means the Adjusted Base Salary as calculated under Section 4(a) at the end of such Measuring Period.

“Carryover Deficit” will equal Base Salary Paid minus Base Salary Earned.

By way of example, if Base Salary Paid is $250,000, Actual EBITDA is $1,000,000 and Threshold EBITDA is $1,290,000, then:

Base Salary Paid will be $250,000

Base Salary Earned will be $250,000 + ($70,000 x (($1,000,000 - $1,290,000) / $1,290,000)), or $234,264

Carryover Deficit will be $250,000 - $234,264, or $15,736

In calculating the Adjusted Base Salary for the Executive for any Measuring Period starting on or after June 30, 2016, Base Salary Paid for such Measuring Period will be Base Salary Earned from the previous Measuring Period. Base Salary Earned will be the lesser of $250,000 or

$250,000 plus ($70,000 times (X divided by Y))

Where

X is the Actual EBITDA minus Threshold EBITDA

Y is the Threshold EBITDA

Carryover Deficit will equal the Carryover Deficit from the prior Measuring Period minus the Earned Credit. “Earned Credit” will be Base Salary Earned minus Base Salary Paid, unless the result is less than $0, in which case the Earned Credit will be $0.

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By way of example, if Base Salary Earned from the prior Measuring Period is $234,264, Actual EBITDA is $1,500,000, Threshold EBITDA is $1,843,000, and Carryover Deficit from the prior Measuring Period is $15,736, then:

Base Salary Paid will be $234,264

Base Salary Earned will be $250,000 + ($70,000 x (($1,500,000 - $1,843,000) / $1,843,000)), or $236,972

Earned Credit will be $236,972 - $234,264, or $2,709

Carryover Deficit will be $15,736 - $2,709, or $13,028

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Schedule 4(b)(1)

Bonus Calculation

If actual EBITDA for a Measuring Period is more than the Threshold EBITDA but less than 150% of Threshold EBITDA for that Measuring Period, the following formula shall be used in calculating the bonus to be paid to the Executive for the Measuring Period:

X times (Y divided by Z)

Where:

X is 25% times 250,000, or 62,500

Y is Actual EBITDA minus Threshold EBITDA, and

Z is (1.5 times Threshold EBITDA) minus Threshold EBITDA

Or, expressed numerically:

(0.25 x 250,000) x ((Actual EBITDA minus Threshold EBITDA) / ((1.5 x Threshold EBITDA) – Threshold EBITDA))

By way of example, if an EBITDA Threshold is $1,000,000 and the actual EBITDA for the Measuring Period is $1,250,000, then the Bonus is

(25% x $250,000) x ($1,250,000-$1,000,000)/((1.5 x $1,000,000) - $1,000,000), or

$62,500 x ($250,000/$500,000), or $31,250

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Schedule 4(b)(2)

Additional Bonus Calculations

Assuming that actual EBITDA for a Measuring Period exceeds 150% of Threshold EBITDA for that Measuring Period, the following formula shall be used in calculating the bonus to be paid to the Executive for the Measuring Period:

X plus (Y divided by Z)

Where:

X is 25% times 250,000, or 62,500

Y is (75% times 250,000) times (Actual EBITDA minus (1.5 times Threshold EBITDA))

Z is EBITDA Target minus (1.5 times Threshold EBITDA)

Or, expressed numerically:

(0.25 x 250,000) + ((0.75 x 250,000) x (Actual EBITDA – (1.5 x Threshold EBITDA)) / (EBITDA Target – (1.5 x Threshold EBITDA))

By way of example, if an EBITDA Threshold is $1,000,000, the EBITDA Target is $2,000,000, and the actual EBITDA for the Measuring Period is $1,750,000, then the Bonus is

(25% x $250,000) + ((75% x $250,000) x ($1,750,000 - (1.5 x $1,000,000)) /

($2,000,000 – (1.5 x $1,000,000)), or

$62,500 + (($187,500 x $250,000)/$500,000), or

$62,500 + $93,750, or $156,250

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